Exhibit 99.2

Execution Version

THIRD AMENDED AND RESTATED SUPPLEMENTAL CONFIRMATION NO. 3

Date:	May 26, 2026

To:	QH Hungary Holdings Limited
BAH Center | 2 Furj street, Building B, Ground fl.
1124 Budapest, Hungary
Attn: Balazs Horvath Dr
T: +36 1 646 4638
Email: balazs.horvath@bekespartners.com, rozsa.juci@gmail.com

From:	Citibank, N.A.
Fax No.:	212-615-8985

Reference Number:	To be advised.

The purpose of this Third Amended and Restated Supplemental Confirmation, dated May 26, 2026, between Citibank, N.A. (“Dealer”) and QH Hungary Holdings Limited (“Counterparty”) (this “Third Amended and Restated Supplemental Confirmation”) is to amend and restate the terms and conditions of the Transaction (i) originally entered into between Dealer and Counterparty on August 27, 2020, evidenced by the Supplemental Confirmation, dated August 27, 2020, (ii) as subsequently amended and restated in its entirety by the Amended and Restated Supplemental Confirmation, dated August 10, 2022, and (iii) as further amended and restated in its entirety by the Second Amended and Restated Supplemental Confirmation, dated May 22, 2024, entered into between Dealer and Counterparty, subject to the Master Confirmation specified below. Each party repeats to the other party the representations and warranties set forth in the Master Confirmation and in the Agreement (as defined in the Master Confirmation) (as if the Third Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation). This Third Amended and Restated Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the Third Amendment and Restatement Date for the Transaction referenced below.

1.       This Third Amended and Restated Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 19, 2020 between Dealer and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Third Amended and Restated Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.       The terms of the Transaction to which this Third Amended and Restated Supplemental Confirmation relates are as follows:

Trade Date:	August 27, 2020

Third Amendment and Restatement Date:	May 26, 2026

Prepayment Amount:	USD 9,481,130

Prepayment Date:	The first Currency Business Day on which all of the conditions specified in Section 4 of the Master Confirmation are satisfied or waived by Dealer and Counterparty satisfied its obligations under Section 6(d) of the Master Confirmation; provided that, if such conditions are first all satisfied or waived after 3:00 p.m., New York time, on a Currency Business Day, the Prepayment Date shall be the next following Currency Business Day.

Third Amendment Payment Amount:	USD 1,024,934.68. Counterparty agrees to pay Dealer the Third Amendment Payment Amount on the Third Amendment Payment Date.

Third Amendment Payment Date:	The first Currency Business Day following the Third Amendment and Restatement Date.

Third Amendment Reference Price:	USD 141.8400

Forward Floor Price:	USD 141.8400

Forward Cap Price:	USD 156.0200

Final Disruption Date:	July 19, 2028

Contractual Dividend:	USD 0.5080 per quarter

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	2,400	06/01/2028
2	2,400	06/02/2028
3	2,400	06/05/2028
4	2,400	06/06/2028
5	2,400	06/07/2028
6	2,400	06/08/2028
7	2,400	06/09/2028
8	2,400	06/12/2028
9	2,400	06/13/2028
10	2,400	06/14/2028
11	2,400	06/15/2028
12	2,400	06/16/2028
13	2,400	06/20/2028
14	2,400	06/21/2028
15	2,400	06/22/2028
16	2,400	06/23/2028
17	2,400	06/26/2028
18	2,400	06/27/2028
19	2,400	06/28/2028
20	2,400	06/29/2028
21	2,400	06/30/2028
22	2,400	07/03/2028
23	2,400	07/05/2028
24	2,400	07/06/2028
25	2,400	07/07/2028

Dealer represents, warrants and covenants to Counterparty that any and all sales of Shares in connection with establishing Dealer’s initial Hedge Positions with respect to the Original Transaction have been made in compliance with and in accordance with the manner-of-sale conditions described in Rule 144(f) and (g) under the Securities Act (as interpreted by the Interpretive Letters).

Counterparty hereby agrees (a) to check this Third Amended and Restated Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Third Amended and Restated Supplemental Confirmation relates by manually signing this Third Amended and Restated Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIBANK, N.A.

By:	/s/ Eric Natelson
Authorized Representative
Eric Natelson

Confirmed as of the date first above written:

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Balázs Horváth Dr
Name: Balázs Horváth Dr
Title: Director

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Judit Rozsa
Name: Judit Rozsa
Title: Director

[Signature Page to 3rd A&R Supplemental Confirmation No. 3 (Citi)]